[GRAPHIC OMITTED][STATE FINANCIAL SERVICES CORP. LOGO]

Press Release
For more information contact:	Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope	815 N. Water Street
Telephone: (414) 223-8400	Milwaukee, WI 53202
Facsimile: (414) 223-8420	Nasdaq Symbol: SFSW

State Financial Services Corporation
Reports 19.6% Increase in Earnings Per Share

Milwaukee, WI (October 19, 2004). State Financial Services Corporation (“State”) today reported basic earnings per share for the third quarter of 2004 of $0.56, a 19.1% increase over the $0.47 reported in the third quarter of 2003. Diluted earnings per share in this year’s third quarter were $0.55, compared to $0.46 in the quarter ended September 30, 2003, an increase of 19.6%.

State’s net interest income increased 17.8% in the third quarter of 2004, compared to the third quarter of 2003. In the third quarter of 2004, State’s net interest margin was 3.73%, compared to 3.62% in the second quarter of 2004 and 3.56% in the third quarter of 2003. This margin increase occurred despite the continuing effects of a low margin local governmental seasonal tax collection program, which resulted in repurchase agreements (and corresponding short term investments) of $164 million at September 30, 2004. State’s core commercial/commercial real estate loans grew at an annualized rate of 20.1% in the third quarter of 2004, and total loans grew at an annualized rate of 15.1%. In the twelve-month period ended September 30, 2004, total loans increased by 18.2%.

State’s asset quality ratios continued to improve. The ratio of nonperforming loans to total loans declined to 0.84% as of September 30, 2004, from 1.40% on September 30, 2003 and 0.94% on June 30, 2004. On September 30, 2004, nonperforming assets equaled 0.53% of total assets, compared to 1.24% on September 30, 2003 and 0.59% as of June 30, 2004.

Revenues from mortgage originations continued to be significantly lower in the three months and nine months ended September 30, 2004 than in the respective three months and nine months ended September 30, 2003. Mortgage origination related revenue in the third quarter of 2004 declined by 75.1% from the third quarter of 2003 and mortgage origination revenue for the first nine months of 2004 is 68.4% lower than in the first nine months of 2003.

Non-interest expenses in the third quarter of 2004 increased 1.8% over the third quarter of 2003, but declined 0.5% from the second quarter of 2004. For the nine months ended September 30, 2004, non-interest expenses were 8.6% lower than in the nine months ended September 30, 2003.

Michael J. Falbo, President and CEO of State, said, “Our core loan growth, which we view as an important measure of our organization’s vitality, continues to fuel our earnings growth. At the same time, our asset quality ratios continue to improve. The combination of robust internal loan growth, sound asset quality and continuing expense control are driving strong performance numbers.”

State is a $1.6 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State’s shares are traded on the NASDAQ National Market System under the symbol “SFSW.”

Forward Looking Statements

        Certain matters discussed in this Release are “forward-looking statements” that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements generally will include words such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this Release. Factors that could cause such a variance include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, governmental regulations, and other general economic conditions. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Release are only made as of the date of this Release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

State Financial Services Corporation
Press Release
Financial Highlights
September 30, 2004

Unaudited	At or for the Three Months ended September 30,			At or for the Nine Months ended September 30,
	2004	2003	% chg	2004	2003	% chg
For the Period:
Interest Income	$18,072,461	$15,314,300	18.01%	$52,352,672	$47,259,996	10.78%
Interest Expense	5,480,979	4,626,383	18.47%	16,081,235	14,706,923	9.34%

Net Interest Income	12,591,482	10,687,917	17.81%	36,271,437	32,553,073	11.42%
Provision for Loan Losses	656,000	600,000	9.33%	1,856,000	2,025,000	-8.35%
Mortgage Gains and Fees	350,482	1,406,750	-75.09%	1,279,892	4,053,950	-68.43%
Gains on Sale of Securities	161,580	187,210	-13.69%	684,368	322,680	112.09%
Gain on Sale of Merchant Processing	0	0		0	1,300,000
Other Non-Interest Income	1,951,287	1,991,040	-2.00%	6,217,991	6,762,830	-8.06%

Total Non-Interest Income	2,463,349	3,585,000	-31.29%	8,182,251	12,439,460	-34.22%
Provsion for Merchant Chargeback	0	0		0	300,000
Merchant Processing Exit Fee	0	0		0	150,000
Efficiency Consulting Expense	0	0		0	570,000
Serverance Charges	0	0		0	180,114
Other Non-Interest Expense	9,308,601	9,145,733	1.78%	27,666,386	29,081,790	-4.87%

Total Non-Interest Expense	9,308,601	9,145,733	1.78%	27,666,386	30,281,904	-8.64%

Net Before Tax	5,090,230	4,527,184	12.44%	14,931,302	12,685,629	17.70%
Income Tax	1,366,891	1,406,104	-2.79%	4,528,837	3,675,750	23.21%

Net Income	$3,723,339	$3,121,080	19.30%	$10,402,465	$9,009,879	15.46%

Per Share:
Net Income (basic)	$0.56	$0.47		$1.56	$1.35
Net Income (diluted)	$0.55	$0.46		$1.52	$1.33
Avg. Shares Outstanding (basic)	6,615,019	6,691,835		6,668,750	6,655,946
Avg. Shares Outstanding (diluted)	6,784,661	6,838,901		6,859,181	6,777,303
Dividends Declared	$0.15	$0.13		$0.45	$0.39
End of Period: ($'s in 000's)
Assets	$1,637,448	$1,315,247
Investment securities	568,689	399,772
Loans (net)	917,474	776,498
Allowance for loan losses	12,278	10,365
Goodwill	37,646	27,465
Deposits	1,062,495	906,781
Borrowed Funds	454,629	289,818
Stockholders' Equity	112,481	109,988
Per Share:
Total Shares Outstanding	6,887,652	7,026,842
Book Value	$16.33	$15.65
Tangible Book Value	$10.17	$11.72
Market Value	$27.44	$24.78
Key Ratios:
Net Interest Margin	3.73%	3.56%		3.67%	3.73%
Return on Average Assets	0.97%	0.92%		0.92%	0.91%
Return on Average Common Equity	13.24%	11.35%		12.37%	11.14%
Return on Average Common Tangible Equity	21.35%	15.20%		19.93%	14.96%
Tier 1 Leverage Ratio	6.62%	7.05%		6.69%	7.23%
Tangible Equity to Assets	4.39%	6.40%
Loans/Deposits	86.35%	85.63%
Allowance for Loan Loss/Total Loans	1.32%	1.32%
Nonperforming Loans/
Total Loans	0.84%	1.40%
Nonperforming Assets/Total Assets	0.53%	1.24%
Net Charge-offs/Avg total
loans (annualized)	0.08%	0.03%		0.04%	0.08%